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                                                                    Exhibit 99.1


                 SIMMONS COMPANY ANNOUNCES FIRST QUARTER RESULTS

                           NET INCOME INCREASES 45.4%
        -----------------------------------------------------------------

ATLANTA, May 13, 2003 - Simmons Company, a leading manufacturer of premium branded bedding products, today announced its operating results for the first quarter of 2003, posting increased net income and record first quarter adjusted Earnings Before Income Taxes, Depreciation and Amortization (EBITDA).

For the first quarter of 2003 net sales were $186.6 million, as compared to $186.8 million in the same period one year ago. Wholesale bedding sales decreased 0.5% to $172.1 million in the first quarter. Simmons' wholesale bedding unit shipments and wholesale bedding average unit selling price increased 0.1% and 2.8%, respectively, in the first quarter of 2003 versus the prior year. The unit and price increases were slightly offset by an increase in certain selling expenses that were treated as a sales reduction. Sales for Simmons' retail operations increased $5.2 million, or 30.1%, during the quarter versus the first quarter of 2002.

The Company had net income of $8.3 million in 2003's first quarter compared to $5.7 million in the same period one year ago, a 45.4% increase. Adjusted EBITDA for the first quarter of 2003 increased by $3.0 million, or 11.7%, to $28.2 million from $25.2 million in the first quarter of 2002.

Reported results for both years reflect the previously announced acquisition of SC Holdings, Inc., a leading mattress retailer operating stores in Oregon and Washington, on February 28, 2003. Because the Company and SC Holdings were controlled by affiliates of Fenway Partners, Inc. at the time of the acquisition, the Company is required to account for the acquisition as a transfer of assets within a group under common control. Under this accounting methodology, the Company and SC Holdings are treated as if they had been combined for accounting and financial reporting purposes for the periods in which both entities were controlled by Fenway. As a result, the Company's consolidated



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financial statements have been restated for all periods presented as if the
Company and SC Holdings were under common control since March 1, 2000.

Simmons' Chairman and Chief Executive Officer, Charlie Eitel, said, "We are pleased with our first quarter results. Despite the weak economy in the first quarter, we increased our wholesale bedding unit shipments by 0.1%, whereas the International Sleep Products Association reported a decline of 3.4% for its leading U.S. manufacturer reporting sample for the same period. Additionally, our retail operations in California, Oregon and Washington also enjoyed sales growth in the first quarter of 2003, with sales on a comparable store basis up 8.8% over 2002. Our wholesale market share gain in the first quarter resulted from the addition of new customers during the past year and a shift in our sales mix toward higher priced products."

Mr. Eitel added, "Our ongoing focus on cost control was once again instrumental in our improvement in operating margins. As a result of reductions in our selling, general and administrative expenses in the first quarter of 2003 versus a year ago, we were able to more than offset a slight increase in our cost of products sold which largely resulted from price increases in certain raw materials and a shift in customer mix. As a result, we were able to increase our operating income by 23.0% to $20.8 million in the first quarter." Total debt levels increased by $0.1 million during the first quarter to $268.5 million. The Company's leverage ratio (total debt divided by Adjusted EBITDA for the last twelve months) at March 29, 2003 was 2.6.

Mr. Eitel continued, "In a difficult environment for U.S. business, I am extremely pleased with our improved operating performance. We are hopeful that consumer confidence and spending levels will improve in time for the key retail holiday sales events this summer. Regardless, we believe that our diverse product line-up which addresses the needs of consumers for a better night's sleep will allow us to continue to be successful even in challenging market conditions."




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The Company will webcast its first quarter 2003 financial results via a conference call on Wednesday, May 14, 2003 beginning at 10:00 a.m. Eastern Daylight Time. It will be available at the Company's website www.simmons.com. The webcast will also be available for replay through May 28, 2003.

The maker of Beautyrest(R), BackCare(R), Olympic(R) Queen, and Deep Sleep(R), Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, operating 18 plants across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.

FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate", "should" or similar expressions, relate to future financial results, including expected benefits from our Better Sleep Through Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, increased market share, reduction of manufacturing costs, generation of free cash flow and reduction of debt, changes in consumer confidence or demand, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Form 10-K for 2002 and the Form 10-Q for the first quarter of 2003. The Company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

                                - table follows -


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                        Simmons Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (Unaudited)

                                                                  Quarter Ended
                                                                  -------------
                                                            March 29,         March 30,
                                                              2003              2002
                                                            --------          --------
                                                                             (Restated)**
Net sales                                                   $186,615          $186,807
      Cost of products sold                                   98,233            96,742
                                                            --------          --------
Gross profit                                                  88,382            90,065

Operating expenses:
      Selling, general and administrative expenses            65,924            69,283
      Non-cash variable stock compensation expense               830             3,127
      Amortization of intangibles                                 72               752
      Other                                                      772                --
                                                            --------          --------
                                                              67,598            73,162
Operating income                                              20,784            16,903

      Interest expense, net                                    6,291             7,259
      Other expense, net                                         876               294
                                                            --------          --------
        Income before income taxes                            13,617             9,350
Income tax expense                                             5,309             3,636
                                                            --------          --------
        Net income                                          $  8,308          $  5,714
                                                            ========          ========

Adjusted EBITDA:
      Net income                                            $  8,308          $  5,714
      Interest expense, net                                    6,291             7,259
      Amortization of intangibles                                 72               752
      Depreciation and other amortization expense              5,668             4,394
      Income tax expense                                       5,309             3,636
      Other expense, net                                         876               294
                                                            --------          --------

        EBITDA*                                               26,524            22,049

      Transaction fees                                           772                --
      Non-cash variable stock compensation                       830             3,127
      Interest income                                             50                39
                                                            --------          --------

        Adjusted EBITDA*                                    $ 28,176          $ 25,215
                                                            ========          ========

* Management believes that EBITDA is a widely accepted financial indicator of a company's ability to service or incur debt and a similar measure, Adjusted EBITDA, is utilized for purposes of the covenants contained in our Senior Credit Facility.

**   Restated for the acquisition of an entity under common control.

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                        Simmons Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                      March 29,          December 28,
                                                        2003                2002 *
                                                      ---------           ---------
                                                                          (Restated)
ASSETS
Current assets:
     Cash and cash equivalents                        $   1,773           $   7,108
     Accounts receivable, net                            72,256              67,192
     Inventories                                         23,431              21,049
     Deferred income taxes                                3,342               3,342
     Other current assets                                24,044              20,781
     Asset held for sale                                 37,677              36,540
                                                      ---------           ---------
          Total current assets                          162,523             156,012
                                                      ---------           ---------

Property, plant and equipment, net                       34,550              37,673
Goodwill, net                                           165,519             165,519
Intangible assets, net                                    6,819               6,711
Deferred income taxes                                    21,372              24,505
Other assets                                             16,464              16,677
                                                      ---------           ---------
                                                      $ 407,247           $ 407,097
                                                      =========           =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
     Current maturities of long-term debt             $     464           $  19,039
     Accounts payable                                    34,517              38,711
     Accrued liabilities                                 43,207              53,491
     Liabilities held for sale                           14,020              12,828
                                                      ---------           ---------
          Total current liabilities                      92,208             124,069
                                                      ---------           ---------

Long-term debt                                          268,012             249,401
Other non-current liabilities                            40,573              41,438
                                                      ---------           ---------
          Total liabilities                             400,793             414,908
                                                      ---------           ---------
Commitments and contingencies
Redemption obligation - ESOP, net                        60,802              61,218
Common stockholder's deficit:
     Common stock                                           320                 320
     Additional paid-in capital                           6,282                  --
     Accumulated deficit                                (60,897)            (69,205)
     Accumulated other comprehensive loss                   (53)               (144)
                                                      ---------           ---------
          Total common stockholder's deficit            (54,348)            (69,029)
                                                      ---------           ---------
                                                      $ 407,247           $ 407,097
                                                      =========           =========

* Derived from the Company's 2002 audited Consolidated Financial Statements and restatement for the acquisition of an entity under common control.